UNITED STATES
                        SECURITES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported)  April 2, 2004
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                               Vicom, Incorporated
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             (Exact name of registrant as specified in its chapter)

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
           Minnesota                           13529                          41-1255001
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(State or other jurisdiction           (Commission File Number)             (IRS Employer
       of incorporation)                                                 Identification No.)
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        9449 Science Center Drive
           New Hope, Minnesota                                           55428
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(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code        763-504-3000
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          (Former name or former address, if changed since last report)


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Item 2

Acquisition of Assets

On April 2, 2004, Vicom (the Company) completed its acquisition of Minnesota Digital Universe, Inc.(MDU) for approximately 7.7 million dollars, half of which was paid for in Vicom stock, valued at $1.75 per share, one million dollars of which was paid for in cash and the balance in promissory notes due by January 2005. The consideration paid was based on the Company's analysis of likely future net incomes to be generated over a six year period by the acquired Company. The cash was provided by funds Vicom had previously raised in a private placement. The assets were acquired from Pace Electronics. Prior to the transaction, there was no material relationship between the owners of sellers and the Company other than the fact that Pace Electronics previously owned a 50% interest in a Vicom subsidiary, Multiband USA, Inc., which interest Vicom repurchased from Pace in January 2004 for 30,000 shares of Vicom common stock valued at $39,000.

With this acquisition, the Company became a nationwide agent for DirecTV. MDU services nearly 40,000 video subscribers through a network of private cable operators spread across the United States. The purchase also permits the Company to receive ongoing residual payments from DirecTV, during the term of the master system operator agreement with DirecTV, which inititally had approximately 25 months remaining at the time of purchase. Any required proforma information with regards this transaction will be filed as soon as available.

Item 7: Exhibits:

7.1 Acquisition Agreement

                                   Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Form 8-K report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 9, 2004                    Vicom, Incorporated


                                       By  James L. Mandel
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                                          James L. Mandel
                                          Chief Executive Officer


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                                  Exhibit Index


Exhibit 7.1        Acquisition Agreement



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